SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                               ------------------



                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




Date of Report (Date of earliest event reported):  May 17, 1998



                              CARDINAL HEALTH, INC.
               (Exact Name of Registrant as Specified in Charter)



                   OHIO              0-12591              31-0958666
              (State Or Other      (Commission           (IRS Employer
              Jurisdiction Of      File Number)       Identification No.)
              Incorporation)




                     5555 GLENDON COURT, DUBLIN, OHIO    43016
              (Address of Principal Executive Offices) (Zip Code)



Registrant's telephone number, including area code  (614) 717-5000
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ITEM 5.    OTHER EVENTS.

           On May 17, 1998, Cardinal Health, Inc., an Ohio corporation ("Cardinal"), R.P. Scherer Corporation, a Delaware corporation ("Scherer"), and GEL Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Cardinal ("GEL"), entered into an Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to and subject to the terms and conditions contained in the Merger Agreement, GEL will merge (the "Merger") with and into Scherer, and Scherer will become a wholly owned subsidiary of Cardinal. In the Merger, each outstanding share of Scherer's common stock will be converted into 0.95 of one common share of Cardinal (based upon a fixed exchange ratio), resulting in the issuance of approximately 23 million Cardinal common shares (taking into account outstanding Scherer stock options and related option exercise prices). Outstanding options to purchase Scherer common stock will become options to purchase Cardinal common shares with adjustments to reflect the exchange ratio. The Merger Agreement provides that, upon or immediately following consummation of the Merger, Aleksandar Erdeljan, Chairman and Chief Executive Officer of Scherer, will be appointed a director of Cardinal.

           The Merger is intended to qualify as a tax-free reorganization and to be accounted for as a pooling-of-interests. Consummation of the Merger is subject to customary conditions including, among others, the receipt of regulatory and shareholder approvals.

                                   SIGNATURES


           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.






                                    CARDINAL HEALTH, INC.



Date:  May 20, 1998                 By:/s/ George H. Bennett, Jr.
                                       --------------------------
                                         George H. Bennett, Jr.
                                         Executive Vice President,
                                          General Counsel and
                                          Secretary